Exhibit 99.2

LIBERATE TECHNOLOGIES

FINANCE AND AUDIT COMMITTEE CHARTER

                This Finance and Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Liberate Technologies (“Liberate”) on April 3, 2003.

I.              PURPOSE

The purpose of the Finance and Audit Committee (the “Committee”) is to:

•                  Appoint, compensate, and oversee the work of Liberate’s independent auditor;

•                  Oversee Liberate’s accounting and financial reporting processes and the audits of Liberate’s financial statements;

•                  Oversee and monitor: (i) the integrity of Liberate’s financial statements; (ii) Liberate’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence, and performance; (iv) Liberate’s internal auditing function and internal controls; and (v) compliance with Liberate’s Code of Business Conduct and Code of Financial Conduct;

•                  Prepare the report that the Securities and Exchange Commission (the “SEC”) requires be included in Liberate’s annual proxy statement;

•                  Update the Board regarding the Committee’s activities, advise the Board in detail of its material findings on a periodic basis and, as appropriate, make recommendations for Board action; and

•                  Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters.

In addition, the Committee will undertake those specific responsibilities listed below and such other responsibilities delegated to it by the Board from time to time consistent with Liberate’s bylaws.

                The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise will be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder will be at the Committee’s sole discretion.  While acting within the scope of the powers and responsibilities delegated to it, the Committee will have and may exercise all the powers and authority of the Board.

Each member of the Committee will be entitled to rely on the integrity of Liberate employees and of the professionals and experts (including Liberate’s internal auditor or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services (the “internal auditor”) and Liberate’s independent auditor) from whom the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons.

II.            ORGANIZATION AND MEMBERSHIP

The Committee will consist of at least three members who meet the independence requirements of the SEC and the Nasdaq Stock Market or such other market or exchange on which Liberate’s securities are listed or quoted.  Members of the Committee, and the Chair of the Committee, will be appointed and replaced by the Board.

Each member of the Committee must be able to read and understand fundamental financial statements, including corporate balance sheet, income statement, and cash flow statement.  At least one member of the Committee must have either: (i) past employment experience in finance or accounting; (ii) requisite professional certificate in accounting; or (iii) a background, including experience as a principal financial officer or other senior officer with financial oversight responsibilities, that provides a sophisticated understanding of complex financial issues.

III.           RESPONSIBILITIES AND AUTHORITY

The Committee’s responsibilities and authority will be as follows:

Interaction with the Independent Auditor

1.             Approval and Oversight of Audit and Audit-related Services.  The Committee will be directly responsible and have sole authority for the appointment, compensation, retention, and oversight of the independent auditor in its preparation and issuance of audit reports, review of financial statements, and related work.  The independent auditor will report directly to the Committee, and the Committee will have the authority to resolve any disagreements between management and the independent auditor regarding financial reporting.

2.             Pre-Approval of Non-Audit Services.  The Committee will pre-approve the engagement of the independent auditor to perform non-audit-related services, with a reasonable degree of specificity as to both the nature of such services and the amount of such services relative to the amount of audit-related services provided.

3.             Independence of Independent Auditor.  The Committee will, at least annually, review* the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel providing audit services to Liberate.  In conducting its review:

                (i)            The Committee will review the most recent peer review of the independent auditor conducted by the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board or comparable publicly available reports.

                (ii)           The Committee will ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and Liberate, consistent with Independence Standards Board Standard 1.  The Committee will actively discuss with the independent auditor with respect to any disclosed relationships or services that may affect its objectivity or independence.  If the Committee determines that further inquiry is advisable, it will take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

                (iii)          The Committee will confirm that the independent auditor complies with the partner rotation requirements established by the SEC.

                (iv)          The Committee will consider whether the independent auditor’s provision of any non-audit services to Liberate is compatible with maintaining its independence.

Annual Financial Statements and Annual Audit

4.             Meetings with Management, the Independent Auditor, and the Internal Auditor.

                (i)            The Committee will meet with management, the independent auditor, and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed, and the staffing of the audit.

                (ii)           The Committee will review and discuss with management and the independent auditor:  (A) material issues regarding accounting principles, financial statement presentation (including any changes in Liberate’s selection or application of accounting principles), and the adequacy of Liberate’s internal controls; and (B) any significant financial reporting issues raised and judgments made in connection with the preparation of Liberate’s financial statements

*     The term “review,” when used in this Charter to refer to the responsibilities of the Committee, is not intended to have the meaning given that term in the professional auditing literature, including Statement of Accounting Standards No. 71.  The members of the Committee are not independent auditors, and the term “review” should not be interpreted to suggest that the Committee members can or should follow procedures required of independent auditors performing a review of financial statements.

                (iii)          The Committee will review and discuss with management and the independent auditor the annual audited financial statements, including Liberate’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the disclosures regarding the effectiveness of Liberate’s internal controls and disclosure controls and procedures.

                (iv)          The Committee will review annual audits of Liberate’s employee benefit plans (including any subsidiaries) and of Liberate’s pension plans to determine that procedures have been adopted to ensure compliance with all relevant laws and regulations.

5.             Separate Meetings with the Independent Auditor.

                (i)            The Committee will review with the independent auditor any problems or difficulties that the independent auditor identifies during the course of its audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management.  Among the items that the Committee should consider reviewing with the independent auditor are:  (A) any accounting adjustments that were noted or proposed by the independent auditor but were “passed” (as immaterial or otherwise); (B) any communications between the independent auditor’s local engagement team and the independent auditor’s national office with respect to auditing or accounting issues presented by the engagement; (C) Liberate’s primary internal control risks and areas of financial reporting weaknesses, and how they can be improved; (D) any unusual or unusually large transactions which require further investigation; (E) an assessment of whether Liberate’s financial reporting polices are aggressive or conservative; (F) any disagreement with management regarding financial reporting; and (G) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to Liberate.  The Committee will obtain from the independent auditor assurances that Section 10A(b) of the Securities Exchange Act of 1934, as amended, has not been implicated.

                (ii)           The Committee will discuss with the independent auditor the report that such auditor is required to make to the Committee regarding:  (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed between management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of Liberate, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences, and a listing of adjustments and reclassifications not recorded, if any.

                (iii)          The Committee will discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6.             Recommendation to Include Financial Statements in Annual Report.  The Committee will, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in Liberate’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7.             Meetings with Management, the Independent Auditor, and the Internal Auditor.  The Committee will review and discuss with management, the internal auditor, and the independent auditor Liberate’s quarterly financial statements, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the disclosures regarding the effectiveness of Liberate’s internal controls and disclosure controls and procedures.

Internal Audit

8.             Appointment.  The Committee will oversee the appointment and replacement of an internal auditor and recommend any required changes to the internal auditor’s duties and responsibilities.  The internal auditor will report directly to the Committee, with a dotted-line reporting relationship to the Chief Financial Officer for administrative purposes.  The Committee will set the internal auditor’s compensation and terms of employment.

9.             Separate Meetings with the Internal Auditor.  The Committee will meet periodically with Liberate’s internal auditor to discuss the internal audit plan, including responsibilities and budget, and any issues that the internal auditor believes warrant the Committee’s attention.  The Committee will also discuss with the internal auditor: (i) the strengths and weaknesses of Liberate’s internal financial controls; (ii) the efforts undertaken to uncover “side deals” or undisclosed commitments, and the result of those efforts; and (iii) the extent to which Liberate’s financial reporting policies are unusually aggressive or conservative.  The Committee will discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

                Operations

10.           Separate Meetings with Management.  The Committee will meet periodically with Liberate’s management to review: (i) Liberate’s budgets and forecasts, and the extent to which current operations are meeting such budgets and forecasts; (ii) regulatory compliance; and (iii) management’s responses to the recommendations of the independent and internal auditors.

11.           Revenue Recognition.  The Committee will at least annually review Liberate’s revenue recognition manual and recommend any required changes to the

Finance organization.  The Chief Financial Officer will report to the Committee each quarter as to any significant issues regarding the implementation of Liberate’s revenue recognition policies.

12.           Approval and Authority Levels.  The Committee will oversee and revise, as needed, Liberate’s spending, signature, and compensation approval authority levels and policies.  The Committee will approve in advance any reciprocal transaction that is likely to involve revenue in excess of $100,000, and will regularly review Liberate’s investments, focusing on any investments with entities that may directly or indirectly generate revenue for Liberate.  The Committee will review any agreement involving revenue in excess of $500,000 (or such other level as the Committee may subsequently determine)  with the Chief Financial Officer or the interal auditor or both.

13.           Compliance with Laws.  The Committee will review and discuss with management and the independent auditor Liberate’s policies designed to identify any unaccounted-for or off-book transactions and prevent and identify payments in violation of applicable laws and standards of business that are intended to influence employees of potential customers to purchase Liberate’s products (e.g., commercial bribes or kickbacks).

14.           Risk Management.  The Committee will discuss with management Liberate’s significant business and financial risk exposures and the actions management has taken to monitor and limit such exposures.  The Committee will review annually the adequacy of Liberate’s insurance policies.

Other Responsibilities and Authority

15.           Earnings Releases.  The Committee will discuss in advance with management and the independent auditor Liberate’s earnings press releases (with particular focus on any non-GAAP financial information), as well as financial information and earnings guidance provided to analysts and rating agencies.

16.           Codes of Conduct.  The Committee will, at least annually, consider and discuss with management and the independent auditor Liberate’s Code of Business Conduct and Code of Financial Conduct, and will oversee the administration and enforcement of these Codes.

17.           Related-Party Transactions.  The Committee will review all related-party transactions outside the scope of the Compensation Committee’s responsibilities to ensure that they are in Liberate’s best interests.  “Related-party transactions” will include those transactions described in Item 404(a), (b), and (c) of Regulation S-K under the federal securities laws and those transactions with a related party (as such term is defined in Statement of Financial Accounting Standards No. 57) that must be specifically disclosed in Liberate’s financial statements or notes thereto pursuant to GAAP.  Only members of the Committee who will derive no direct or indirect benefit from a specific related-party transaction may discuss the transaction or vote to approve it.

18.           Third-Party Communications.  The Committee will discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints regarding the integrity of Liberate’s financial statements or accounting procedures, or any published reports that raise material issues regarding Liberate’s financial statements, financial reporting process, accounting policies, or internal audit function.

19.           Legal Matters.  The Committee will discuss with Liberate’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on Liberate’s financial statements.

20.           Procedures to Report Complaints or Concerns.  The Committee will maintain and publicize procedures for the confidential and anonymous submission by employees of complaints regarding improper financial or accounting matters or other violations of company policies.  The Committee will oversee any investigations prompted by any complaints regarding financial or accounting improprieties, and will seek to ensure that no retaliatory action is taken against any person for reporting suspected wrongdoing.

21.           Audit Committee Report in Proxy Statement.  The Committee will oversee the creation of and approve a report regarding the audited financial statements required by Item 306 of Reg. S-K for inclusion in each of Liberate’s annual proxy statements.

22.           Reports to the Board.  The Committee will regularly discuss with the Board any issues regarding the quality or integrity of Liberate’s financial statements, Liberate’s compliance with legal or regulatory requirements and company policies, the performance and independence of Liberate’s independent auditor, the performance of Liberate’s internal audit function, or any other matter the Committee determines is necessary or advisable to report to the Board.

23.           Protection of Technology and Intellectual Property.  The Committee will at least annually review the adequacy of the measures to protect Liberate’s technology, including physical security and the protection and enforcement of patents, copyrights, trademarks, and trade secrets.

IV.           MEETINGS AND PROCEDURES

The Committee will meet at least four times annually, including prior to the commencement of the annual audit and prior to the completion of the annual audit, and more frequently as necessary to act upon any other matters within its jurisdiction under this Charter.  At each meeting, the Committee will have an opportunity to meet in executive session, to speak with the independent auditor without the presence of management, and to speak with Liberate’s Chief Financial Officer, Controller, or both without the presence of other Liberate management.  The Committee may take action by unanimous written consent.

The Committee will have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, who will report directly to the Committee.

                The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to it.

Minutes will be kept of each meeting of the Committee and will be provided to each member of the Board upon request.  The Committee will, to the extent deemed appropriate, record its summaries of recommendations to the Board in written form that will be incorporated as part of the minutes of the Board of Directors.

                This Charter will be filed with the SEC as part of Liberate’s annual proxy statement and will also be available on Liberate’s website.